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                                                                    EXHIBIT 99.1

                             SPORTSLINE.COM, INC.
                          2200 W. Cypress Creek Road
                        Fort Lauderdale, Florida 33309

March 26, 2002

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

     Re: Annual Report on Form 10-K for the Year Ended December 31, 2001; Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

SportsLine.com, Inc. engages Arthur Andersen LLP ("Andersen") as our independent public accountants. Andersen completed its audit work on our financial statements for the year ended December 31, 2001 on January 25, 2002, and Andersen's opinion with respect to our financial statements bear that date. However, we did not file our Annual Report on Form 10-K for the year ended December 31, 2001 until after March 14, 2002.

We are aware of the contents of Release No. 34-45590 and the addition of Temporary Note 3T to Article 3 of Regulation S-X (the "Temporary Note"). As the audit of our financial statements was completed prior to March 14, 2002, we believe that the requirements set forth in the Temporary Note are not applicable to our situation. However, in an abundance of caution, we have requested and received from Andersen a letter representing to us that its audit was subject to Andersen's quality control system for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Respectfully submitted,

SPORTSLINE.COM, INC.


/s/ Kenneth W. Sanders
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Kenneth W. Sanders
President, Finance and Administration and
Chief Financial Officer